Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
June 8, 2010

Oxford Industries Reports First Quarter Results

—Announces 81% Increase in First Quarter EPS —

— Raises Guidance for Fiscal 2010 —

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2010 first quarter ended May 1, 2010.  Consolidated net sales were $217.8 million compared to $216.7 million in the first quarter of fiscal 2009.  Diluted net earnings per common share were $0.76 compared to $0.42 in the first quarter of fiscal 2009.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, “Our first quarter results are solid by any measure.  Increased consumer demand at both our own stores and those of our wholesale customers drove stronger than expected sales.  In our retail stores, we achieved healthy comparable store sales.  On the wholesale side, our customers had initially booked Spring 2010 very conservatively and finished 2009 with very lean inventories.  As they began to experience positive sales trends during Holiday 2009 and the early part of this year, many of them scrambled to try to re-build inventories to what we believe are more normalized levels.  We did everything we could to service these customers and, as a result, some sales originally planned for our second quarter shipped in the first quarter.  With increased gross margins across the Company, we were able to leverage the additional sales into a respectable bottom line result of $0.76 per share despite a modest increase in SG&A that primarily resulted from the resumption of our performance-based bonus plan which we had suspended for fiscal 2009.

“Looking forward, we continue to anticipate a steady recovery in the business and are increasing our guidance for the year to net sales of $790 to $805 million and EPS of $1.70 to $1.80.  On the retail side, we expect to see continued positive comp store sales for the balance of the year.  On the wholesale side, second quarter sales will be impacted by the sales our customers pulled forward into the first quarter.  Excluding the impact of businesses we exited, we generally expect to see continued steady sales improvement through the year.  For the second quarter we expect net sales of $175 to $185 million and EPS of $0.30 to $0.35.”

Mr. Lanier continued, “While there is still significant uncertainty in the economy, we are pleased with our first quarter results and the improved trajectory of our business.  The steps we took last year to protect our brands, mitigate risks and aggressively reduce our expense structure are paying off for our shareholders.”

Operating Results

Tommy Bahama reported net sales of $109.1 million for the first quarter of fiscal 2010 compared to $98.4 million in the first quarter of fiscal 2009.  The increase in sales was due to increases in both the direct to consumer and wholesale channels of distribution, as the retail environment improved.  Tommy Bahama’s operating income for the first quarter was $17.9 million compared to $12.3 million in the first quarter of 2009.  The increase in operating income was due to increased sales, improved gross margins and higher royalty income, partially offset by increases in SG&A.

Ben Sherman reported net sales of $22.2 million for the first quarter of fiscal 2010 compared to $24.2 million in the first quarter of 2009.  The decrease in sales was primarily due to the exit and subsequent licensing of the footwear and kids’ businesses and the exit from the women’s operations, partially offset by a 5.6% increase in the average exchange rate of the British pound sterling versus the United States dollar and higher retail sales.  Ben Sherman reported operating income of $0.5 million in the first quarter compared to an operating loss of $2.0 million in the first quarter of 2009.  The increase in operating income was primarily due to increased gross margins, reduced SG&A and increased royalty income.

Net sales for Lanier Clothes were $30.4 million in the first quarter of fiscal 2010 compared to $31.5 million in the first quarter of fiscal 2009.  The decrease in sales was due to Lanier Clothes’ exit from certain businesses resulting in close-out sales in the first quarter of last year.  This decline was partially offset by higher sales levels in its owned and licensed branded businesses resulting from the improved retail environment.  For the quarter, Lanier Clothes reported operating income of $4.4 million compared to operating income of $2.7 million in the first quarter of fiscal 2009.  The increase in operating income was primarily due to increased gross margins partially offset by increased SG&A.

Oxford Apparel reported net sales of $56.3 million for the first quarter of fiscal 2010 compared to $63.2 million in the first quarter of fiscal 2009.  The decrease in sales was primarily due to Oxford Apparel’s exit from certain businesses resulting in close-out sales in the first quarter of last year.  The decrease was partially offset by the impact of the improved retail environment.  Operating income for Oxford Apparel increased to $6.0 million for the first quarter compared to $5.2 million in the first quarter of fiscal 2009 primarily due to decreased SG&A and improved gross margins.

The Corporate and Other operating loss for the first quarter of fiscal 2010 was $7.3 million compared to an operating loss of $4.8 million in the first quarter of fiscal 2009.  The increase in the operating loss was due to increased SG&A resulting from increased incentive compensation and severance related costs.  The first quarter of fiscal 2010 included a LIFO accounting charge of $0.7 million compared to a LIFO accounting charge of $1.4 million in the first quarter of fiscal 2009.

Consolidated gross margins for the first quarter of fiscal 2010 increased to 46.7% from 41.5% in the first quarter of fiscal 2009.  Tommy Bahama sales, which generally have higher gross margins than the Company’s other operating groups, increased in total and as a proportion of consolidated sales.  All other operating groups also had improved gross margins in the first quarter.

SG&A for the first quarter of fiscal 2010 increased to $83.8 million, or 38.5% of net sales, from $78.7 million, or 36.3% of net sales, in the first quarter of fiscal 2009.  The increase in SG&A was due primarily to costs associated with the Company’s resumption of its incentive compensation program, which is tied to financial performance.  The increase was also due to severance related costs.

Royalties and other operating income for the first quarter of fiscal 2010 were $3.8 million compared to $2.5 million in the first quarter of fiscal 2009.  The increase was primarily due to increased royalty income in both Tommy Bahama and Ben Sherman as sales reported by certain licensees increased and new licensees were added.

Balance Sheet & Liquidity

As of May 1, 2010, the Company had no borrowings outstanding under its U.S. revolving credit facility and $18.8 million of cash.  The Company’s anticipated capital expenditures for fiscal 2010, including $1.6 million incurred during the first quarter, are expected to be approximately $15 million.  These expenditures are expected to consist primarily of additional retail stores and the costs associated with investment in certain technology initiatives.

Outlook for Fiscal 2010

The Company increased its full year outlook for sales and EPS.  For fiscal 2010, it expects diluted earnings per share in a range of $1.70 to $1.80 and net sales of $790 to $805 million.  This compares to the Company’s prior guidance of $1.40 to $1.50 in diluted earnings per share and net sales of $760 to $775 million.

For the second quarter, ending on July 31, 2010, the Company anticipates sales in a range from $175 to $185 million and diluted earnings per share of $0.30 to $0.35.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today.  A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com.  Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software.  A replay of the call will be available through June 22, 2010.  To access the telephone replay, participants should dial 719-457-0820.  The access code for the replay is 3479814.  A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands and a collection of private label apparel businesses.  Oxford’s brands include Tommy Bahama®, Ben Sherman®, Ely®, Oxford Golf®, Arnold Brant® and Billy London®.  The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels.  Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.  The Company operates retail stores, restaurants and Internet websites for some of its brands.  The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.  Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM.  For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, the impact of natural or man-made disasters in any of the regions in which our retail stores or wholesale customers are concentrated, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, access to capital and/or credit markets, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2010 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

OXFORD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share amounts)

	First Quarter Fiscal 2010	First Quarter Fiscal 2009
Net sales	$217,750	$216,731
Cost of goods sold	116,168	126,797
Gross profit	101,582	89,934
SG&A	83,752	78,683
Amortization of intangible assets	250	308
	84,002	78,991
Royalties and other operating income	3,841	2,469
Operating income	21,421	13,412
Interest expense, net	5,009	4,565
Earnings before income taxes	16,412	8,847
Income taxes	3,915	2,236
Net earnings	$12,497	$6,611

Net earnings per common share:
Basic	$0.76	$0.42
Diluted	$0.76	$0.42
Weighted average common shares outstanding:
Basic	16,490	15,876
Dilution	13	—
Diluted	16,503	15,876

Dividends declared per common share	$0.11	$0.09

OXFORD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	May 1, 2010	January 30, 2010	May 2, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$18,823	$8,288	$8,386
Receivables, net	94,481	74,398	93,795
Inventories, net	56,319	77,029	93,875
Prepaid expenses, net	12,286	10,713	11,629
Deferred tax assets	15,397	13,875	9,863
Total current assets	197,306	184,303	217,548
Property, plant and equipment, net	76,474	79,540	88,311
Intangible assets, net	136,033	137,490	136,454
Other non-current assets, net	23,821	23,841	19,970
Total Assets	$433,634	$425,174	$462,283
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$69,254	$81,831	$70,685
Accrued compensation	17,810	11,514	9,907
Income taxes payable	6,023	2,517	2,414
Short-term debt and current maturities of long-term debt	2,856	—	25,479
Total current liabilities	95,943	95,862	108,485
Long-term debt, less current maturities	146,572	146,408	181,501
Other non-current liabilities	48,401	50,066	46,304
Non-current deferred income taxes	28,192	28,421	31,423
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,526	16,461	16,057
Additional paid-in capital	93,131	91,840	89,040
Retained earnings	30,036	19,356	15,805
Accumulated other comprehensive loss	(25,167)	(23,240)	(26,332)
Total shareholders’ equity	114,526	104,417	94,570
Total Liabilities and Shareholders’ Equity	$433,634	$425,174	$462,283

OXFORD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Quarter Fiscal 2010	First Quarter Fiscal 2009
Cash Flows From Operating Activities:
Net earnings	$12,497	$6,611
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	4,366	4,623
Amortization of intangible assets	250	308
Amortization of deferred financing costs and bond discount	488	335
Stock compensation expense	1,657	671
Loss on sale of property, plant and equipment	12	28
Deferred income taxes	(1,433)	(594)
Changes in working capital:
Receivables	(20,690)	(14,759)
Inventories	20,144	26,196
Prepaid expenses	(1,719)	(678)
Current liabilities	(2,524)	(19,192)
Other non-current assets	(301)	(90)
Other non-current liabilities	(1,630)	(929)
Net cash provided by operating activities	11,117	2,530
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(1,561)	(3,771)
Net cash used in investing activities	(1,561)	(3,771)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(22,350)	(63,373)
Proceeds from revolving credit arrangements	25,233	70,875
Proceeds from issuance of common stock	115	137
Dividends on common stock	(1,821)	(1,430)
Net cash provided by financing activities	1,177	6,209
Net change in cash and cash equivalents	10,733	4,968
Effect of foreign currency translation on cash and cash equivalents	(198)	128
Cash and cash equivalents at the beginning of year	8,288	3,290
Cash and cash equivalents at the end of period	$18,823	$8,386

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$286	$514
Cash paid for income taxes	$3,404	$580

OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	First Quarter Fiscal 2010	First Quarter Fiscal 2009

Net Sales
Tommy Bahama	$109,105	$98,420
Ben Sherman	22,154	24,219
Lanier Clothes	30,428	31,507
Oxford Apparel	56,342	63,204
Corporate and Other	(279)	(619)
Total Net Sales	$217,750	$216,731

Operating Income (Loss)
Tommy Bahama	$17,861	$12,250
Ben Sherman	522	(1,976)
Lanier Clothes	4,359	2,737
Oxford Apparel	5,971	5,193
Corporate and Other	(7,292)	(4,792)
Total Operating Income	$21,421	$13,412
Interest Expense, net	5,009	4,565
Earnings Before Income Taxes	$16,412	$8,847